EXHIBIT 99.1

Xcerra Announces Fourth Quarter and Fiscal Year Results

Fourth Fiscal Quarter and Fiscal Year Notables:

  Factory acceptance received for first MEMS test cell solution in the fourth quarter
  Generated $28 million of GAAP Net Income and $48 million of EBITDA during the fiscal year, EBITDA excludes stock based compensation expense
  Acquired Titan Semiconductor Tool expanding the Company's contactor portfolio

NORWOOD, Mass., Sept. 3, 2015 (GLOBE NEWSWIRE) -- Xcerra Corporation (NASDAQ:XCRA), today announced financial results for its fourth fiscal quarter and fiscal year ended July 31, 2015.

Net sales for the quarter were $102,072,000, which were in line with the Company's guidance of $101M - $105M. GAAP net income for the quarter was $7,496,000, or $0.14 per diluted share. Excluding the net loss from discontinued operations, restructuring, and other one-time net expenses totaling $800,000, and amortization of purchased intangible assets of $424,000, non-GAAP net income for the quarter was $8,720,000, or $0.16 per diluted share.

For the twelve-month period ended July 31, 2015, sales were $397,978,000. GAAP net income was $28,226,000, or $0.52 per diluted share. Excluding the net impact of discontinued operations, restructuring, purchase accounting adjustments and other one-time net expenses totaling $3,953,000, and amortization of purchased intangible assets of $1,834,000, non-GAAP net income for the year was $34,013,000, or $0.62 per diluted share.

Dave Tacelli, chief executive officer and president, commented, "The industry appears to be experiencing a pause due primarily to weakness in the mobility space and the slowing economy in China. During this period we are especially focused on winning new customers in the incremental market segments we have targeted. As an example, we have delivered and received revenue for the first complete MEMS test cell and are engaged with several more customers for similar solutions.

This morning we announced that our Board of Directors has approved a $30 million stock repurchase plan. The Company will continue to seek inorganic growth opportunities in conjunction with this plan."

First Quarter Fiscal 2016 Outlook

For the fiscal quarter ending, October 31, 2015 net sales are expected to be in the range of $87 million to $90 million. Non-GAAP net income for the quarter is expected to be in the range of $0.00 to $0.03 per share, assuming 55.5 million fully diluted shares outstanding. First quarter guidance assumes a normalized product mix. The non-GAAP net income guidance excludes amortization of purchased intangible assets of approximately $400,000.

The Company will conduct a conference call today, September 3, 2015, at 10:00 AM EDT to discuss this release. The conference call may be accessed via telephone by dialing 877.853.5334. The call will be simulcast via the Xcerra web site http://www.xcerra.com/events-presentations.html. Audio replays of the call can be heard through September 5, 2015 via telephone, by dialing 855.859.2056; conference ID number 22845439. A replay of the webcast can be accessed by visiting our web site 90 minutes following the conference call at http://www.xcerra.com/events-presentations.html.

Information About Non-GAAP Measures

Xcerra supplements its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. Non-GAAP net income for the quarter ended July 31, 2015 excludes the amortization of purchased intangible assets, restructuring charges, discontinued operations, and other one-time adjustments. Management believes these non-GAAP measures are useful for internal comparison to historical operating results as well as to the operating results of its competitors, and believes that this information is useful to investors for the same purposes. A reconciliation between the Company's GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.

Safe Harbor for Forward-Looking Statements

Any statements in this presentation about future expectations, plans and prospects for the Company, financial guidance on revenue, financial operating results (including net income or loss), and earnings or loss per share, continued customer adoption of recent product introductions, product developments, potential customer expansion and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the Company's use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "should," "intends," "estimates," "seeks" or similar expressions, whether negative or affirmative. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to whether the Company is able to timely develop new products, options and software applications,  the level of customer demand for such products, options and software applications, the Company's ability to meet acceptance requirements for newly developed products, the conditions affecting the markets in which we compete, the Company's ability to meet its debt service obligations under its existing credit arrangement with Silicon Valley Bank, as well as the other important factors as are described in the Company's filings with the U.S. Securities and Exchange Commission, including those included under the heading "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015. The Company disclaims any intention or obligation to update any forward-looking statements after the date of this presentation.

About Xcerra

Xcerra Corporation is comprised of four businesses in the semiconductor and electronics manufacturing test markets: atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest. The combination of these businesses creates a company with a broad spectrum of semiconductor and PCB test expertise that drives innovative new products and services, and the ability to deliver to customers fully integrated semiconductor test cell solutions. The Company addresses the broad, divergent requirements of the mobility, industrial, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. Additional information can be found at www.xcerra.com or at each product group's website; www.atg-lm.com, www.ectinfo.com, www.ltxc.com and www.multitest.com

Xcerra is a trademark of Xcerra Corporation.

All other trademarks are the property of their respective owners.

Xcerra Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	July 31, 2015	July 31, 2014

Current assets
Cash and cash equivalents	$ 77,858	$ 59,269
Marketable securities	60,593	39,659
Accounts receivable - trade, net	77,798	83,232
Accounts receivable - other, net	326	99
Inventories, net	60,593	67,684
Prepaid expenses and other current assets	8,393	9,004
Assets held for sale	13,969	16,329
Total current assets	299,530	275,276

Property and equipment, net	31,450	32,153
Intangible assets, net	10,640	11,105
Goodwill	43,850	43,030
Other assets	2,675	2,579
Total assets	$ 388,145	$ 364,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 2,509	$ 3,831
Accounts payable	25,248	27,290
Other accrued expenses	35,579	39,439
Deferred revenues	7,466	8,927
Liabilities held for sale	3,391	3,680
Total current liabilities	74,193	83,167

Term loan	23,938	46,917
Subordinated debt	--	18,000
Other long-term liabilities	11,546	11,440
Stockholders' equity	278,468	204,619
Total liabilities and stockholders' equity	$ 388,145	$ 364,143

Xcerra Corporation
Consolidated Statements of Operations
(in thousands, except earnings per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2015	2014	2015	2014

Net sales	$ 102,072	$ 112,658	$ 397,978	$ 305,106
Cost of sales	56,588	61,017	218,064	165,248
Gross profit	45,484	51,641	179,914	139,858

Engineering and product development expenses	16,210	14,474	64,157	60,733
Selling, general, and administrative expenses	21,375	25,839	82,124	77,017
Amortization of purchased intangible assets	424	822	1,834	1,936
Restructuring	739	363	2,206	3,943
Income (loss) from operations	6,736	10,143	29,593	(3,771)

Bargain purchase gain	--	--	--	8,621
Other income (loss), net	1,008	(1,330)	4,554	(1,992)
Income (loss) before provision for income taxes	7,744	8,813	34,147	2,858
Provision (benefit) for income taxes	(664)	(263)	2,629	767
Income (loss) from continuing operations	8,408	9,076	31,518	2,091
Income (loss) from discontinued operations, net of tax	(912)	461	(3,292)	(1,258)
Net income (loss)	$ 7,496	$ 9,537	$ 28,226	$ 833

Basic net income (loss) per share:
Net income (loss) from continuing operations	$ 0.15	$ 0.19	$ 0.59	$ 0.04
Net income (loss) from discontinued operations, net of tax	(0.02)	0.01	(0.06)	(0.03)
Basic net income (loss) per share	$ 0.14	$ 0.20	$ 0.53	$ 0.02

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$ 0.15	$ 0.18	$ 0.58	$ 0.04
Net income (loss) from discontinued operations, net of tax	(0.02)	0.01	(0.06)	(0.03)
Diluted net income (loss) per share	$ 0.14	$ 0.19	$ 0.52	$ 0.02

Weighted average shares outstanding:

Basic	54,591	48,385	53,658	48,214
Diluted	55,121	49,291	54,531	49,150

Xcerra Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share amounts)
(unaudited)
	Three Months	Basic	Diluted	Three Months	Basic	Diluted
	Ended	Earnings	Earnings	Ended	Earnings	Earnings
	July 31, 2015	Per Share	Per Share	July 31, 2014	Per Share	Per Share

GAAP net income	$ 7,496	$ 0.14	$ 0.14	$ 9,537	$ 0.20	$ 0.19
Discontinued operations	912	0.02	0.02	(461)	(0.01)	(0.01)
Amortization of purchased intangible assets	424	0.01	0.01	822	0.02	0.02
Amortization of inventory step up for purchase accounting	--	--	--	1,289	0.03	0.03
Restructuring	739	0.01	0.01	363	0.01	0.01
Reversal of indemnification accrual	(1,500)	(0.03)	(0.03)	--	--	--
Acquisition and integration related expenses	649	0.01	0.01	407	0.01	0.01
Non-GAAP net income	$ 8,720	$ 0.16	$ 0.16	$ 11,957	$ 0.25	$ 0.24

Weighted average shares outstanding:		54,591	55,121		48,385	49,291

	Twelve Months	Basic	Diluted	Twelve Months	Basic	Diluted
	Ended	Earnings	Earnings	Ended	Earnings	Earnings
	July 31, 2015	Per Share	Per Share	July 31, 2014	Per Share	Per Share

GAAP net income	$ 28,226	$ 0.53	$ 0.52	$ 833	$ 0.02	$ 0.02
Discontinued operations	3,292	0.06	0.06	1,258	0.03	0.03
Amortization of purchased intangible assets	1,834	0.03	0.03	1,936	0.04	0.04
Amortization of inventory step up for purchase accounting	1,991	0.04	0.04	3,981	0.08	0.08
Restructuring	2,206	0.04	0.04	3,943	0.08	0.08
Reversal of indemnification accrual	(1,500)	(0.03)	(0.03)	--	--	--
Gain from financing activities	(2,685)	(0.05)	(0.05)	--	--	--
Acquisition and integration related expenses	649	0.01	0.01	2,885	0.06	0.06
Bargain purchase gain	--	--	--	(8,621)	(0.18)	(0.18)
Non-GAAP net income	$ 34,013	$ 0.63	$ 0.62	$ 6,215	$ 0.13	$ 0.13

Weighted average shares outstanding:		53,658	54,531		48,214	49,150
CONTACT: Investor Contact:

         Richard Yerganian,
         Vice President, Investor Relations
         Xcerra Corporation
         Tel. 781.467.5063
         Email rich.yerganian@xcerra.com